EXHIBIT (A)(4)

                   THE GABELLI INTERNATIONAL GROWTH FUND, INC.

                              ARTICLES OF AMENDMENT

         Gabelli International Growth Fund, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is amended by redesignating the existing class of Common Stock of the Corporation as Class AAA Series Shares of Common Stock.

         SECOND: The Corporation is registered as an open-end investment company under the investment company under the Investment Company Act of 1940, as amended.

         THIRD: The amendment to the Charter of the Corporation as set forth above has been approved by at least a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         IN WITNESS WHEREOF, The Gabelli International Growth Fund, Inc. has caused these Articles of Amendment to be executed by its Vice President and witnessed by its Secretary as of the 29th day of April, 1999. The Vice President of the Corporation who signed these Articles of Amendment acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

WITNESS:                                 THE GABELLI INTERNATIONAL
                                         GROWTH FUND, INC.



By:    /S/ JAMES E. MCKEE          By:   /S/ BRUCE N. ALPERT
       -------------------------          ----------------------------
       Name: James E. McKee              Name: Bruce N. Alpert
       Title:   Secretary                Title:   Vice President